[Letterhead of The Stein Law Firm]

Exhibit 5.3

January 25, 2012

File No. 3214.02

Warner Music Group Corp.

WMG Acquisition Corp.

Berna Music, Inc.

Foster Frees Music, Inc.

Rodra Music, Inc.

Sea Chime Music, Inc.

Warner Custom Music Corp.

Warner-Tamerlane Publishing Corp.

WB Music Corp

Wide Music, Inc.

Maverick Recording Company

J. Ruby Productions, Inc.

Ladies and Gentlemen:

We have acted as special California counsel to the guarantors listed on Schedule 1 hereto individually, a “Represented Guarantor” and collectively, the “Represented Guarantors” in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Warner Music Group Corp., and WMG Acquisition Corp., (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 as amended, related to the issuance by Company of $765,000,000 aggregate principal amount of 11.50% Senior Notes due 2018, (the “Exchange Securities”) and the issuance by the Represented Guarantors and the Additional Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued pursuant to an indenture dated as of July 20, 2011, among the Company, as successor by merger to WM Finance Corp. and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by the Supplemental Indenture, dated as of July 20, 2011 (together with such indenture, the “Indenture”), among the Company, the Trustee, the Represented Guarantors and the and the other entities named in the signature pages thereto.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an Exhibit to the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of the corporate records reflecting that the Represented Corporate Guarantors1 are in good standing with the California Secretary of State, and have made such other investigations as we have deemed relevant and necessary in

[1]	These Represented Guarantors are either California Corporations, or California Limited Liability Corporations: Berna Music, Inc.; Foster Frees Music, Inc.; Rodra Music, Inc.; Sea Chime Music, Inc.; Warner Custom Music Corp.; Warner-Tamerlane Publishing Corp.; WB Music Corp.; Wide Music, Inc.; J. Ruby Productions, Inc. (the “Represented Guarantor Corporations”).

connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, the Issuer, and of the Represented Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, we are of the opinion that:

1. Each of the Represented Guarantors is validly existing and in good standing under the laws of the State of California.

2. Each of the Represented Guarantors has the requisite power and authority to execute, deliver and perform its obligations under the Indenture, including the Guarantees.

3. The execution, delivery and performance by each of the Represented Guarantors of the Indenture, including the Guarantees set forth therein, have been duly authorized by all necessary corporate action on the part of each of the Represented Guarantors. The Indenture has been duly executed and delivered by each of the Represented Guarantors.

Our opinion set forth above is subject to (i) the effects of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion concerning any law other than the law of the State of California and the federal law of the United States (including statutory provisions and reported judicial decisions interpreting the foregoing). Our opinion set forth above is limited to the Represented Guarantors listed on Schedule 1 and their Guarantees and does not include the obligations of any Additional Guarantors.

Represented Guarantors

January 25, 2012

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Debevoise & Plimpton LLP is hereby authorized to rely on this letter for the purposes of the opinion it is giving in connection with the Registration Statement.

Very truly yours,

/s/ The Stein Law Firm

THE STEIN LAW FIRM

Represented Guarantors

January 25, 2012

SCHEDULE 1

Represented Guarantors:

Berna Music, Inc.

Foster Frees Music, Inc.

Rodra Music, Inc.

Sea Chime Music, Inc.

Warner Custom Music Corp.

Warner-Tamerlane Publishing Corp.

WB Music Corp

Wide Music, Inc.

Maverick Recording Company

J. Ruby Productions, Inc.